Exhibit 10.5

FIRST AMENDMENT
TO
GLOBAL PARTNERS LP LONG-TERM INCENTIVE PLAN
GRANT OF PHANTOM UNITS
WITH DERs

Grantee:  Eric Slifka

Grant Date:  August 14, 2007

Restricted Period:  January 1, 2007 to December 31, 2009

Phantom Units Granted:  24,541

WHEREAS, Global GP LLC (“GPLLC”) has granted to you Phantom Units under the Global Partners LP Long-Term Incentive Plan pursuant to the above identified Grant Agreement; and

WHEREAS, GPLLC and you desire to amend the Grant Agreement as provided herein;

NOW, THEREFORE, Paragraphs 4(a) and (b) of the Grant Agreement are amended effective as of the Grant Date to read as follows:

(a)                                  Phantom Units.  As soon as administratively practicable in 2010 after the Plan’s Committee determines that the Performance Goal set forth on Attachement A has been achieved, but in no event later than March 15, 2010 (if the Performance Goal is achieved), or, if earlier, within 2½ months following a Change of Control as provided in Paragraph 3(e) , you shall be paid one Unit for each such vested Phantom Unit, subject to Paragraph 7; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit, payable at the same time such Unit would have otherwise been delivered to you.  Any such cash payment shall be equal to the Fair Market Value of the Unit on the day immediately preceding the payment date.  If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

(b)                                  DERs.  Subject to Paragraph 7, at the same time you receive payment of a vested Phantom Unit in accordance with Paragraph 4(a) above, you shall also be paid the amount of all tandem DERs credited to your bookkeeping account with respect to such vested Phantom Unit.

Executed this December 31, 2008, effective for all purposes as provided above.

GLOBAL GP LLC

By:	/s/ Edward J. Faneuil
Name:	Edward J. Faneuil
Title:	EVP and General Counsel

GRANTEE

By:	/s/ Eric Slifka
Name:	Eric Slifka